PEDEVCO Corp S-4

Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of PEDEVCO Corp. on Form S-4 of our report dated March 30, 2020, with respect to our audits of the consolidated financial statements of PEDEVCO Corp. as of December 31, 2019 and 2018 and for the years ended December 31, 2019 and 2018, which report appears in the Proxy Statement/Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Proxy Statement/Prospectus.

/s/ Marcum llp

Marcum llp

Houston, Texas

October 13, 2020